Exhibit 15.2

ABN 15 142 552 985

Level 40, Riverside Centre

123 Eagle Street

GPO Box 2579

Brisbane QLD 4000

Tel: 07 3226 9100

Fax: 07 3226 9101

E-mail: imc@imcmining.com.au

To the Board of Directors of

Vale S.A. (“Vale”)

Ladies and Gentlemen:

Gary John Benson hereby consents to (a) being named in the Annual Report on Form 20-F of Vale S.A. (“Vale”) for the year ended December 31, 2011 (the “2011 20-F”) as having prepared certain coal reserve estimates and (b) the incorporation by reference of the 2011 20-F into the Registration Statements on Form F-3 of: Vale and Vale Overseas Limited (File Nos. 333-162822 and 333-162822-01); Vale and Vale Capital II (File Nos. 333-160448 and 333-160448-01); and Vale and Vale Capital Limited (File Nos. 333-143857 and 333-143857-01).

Very truly,

/s/ Gary John Benson
Gary John Benson

Principal Mining Consultant

IMC Mining Group Pty Ltd

17 January 2012